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                        December 15, 2022

       Terry Weber
       Chief Executive Officer
       biote Corp.
       1875 W. Walnut Hill Ln #100
       Irving, TX 75038

                                                        Re: biote Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed December 12,
2022
                                                            File No. 333-268748

       Dear Terry Weber :

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jimmy
McNamara at 202-551-7349 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences